EXHIBIT 33.2

Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-0001

Management Assessment Report

Management of Wilmington Trust Corporation (the Corporation) is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122(d)(2)(ii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)( iii) and 1122(d)(3) (iv) of Regulation AB of the Securities and Exchange Commission relating to the servicing of auto related asset-backed transactions initiated or amended for purposes of Regulation AB on or after January 1, 2006, for which the Corporation provides trustee services (the Platform) as of and for the year ended December 31, 2017. Management has determined that all other criteria set forth in Item 1122 (d) are not applicable to the servicing activities performed by the Corporation with respect to the Platform. Appendix A to this report identifies the auto related asset-backed transactions defined by management as constituting the Platform.

The Corporation’s management has assessed the Corporation’s compliance with the applicable servicing criteria as of and for the year ended December 31, 2017. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in criterion (d)(2)(ii), (d)(2)(iv), (d)(2)(v), (d)(3)(i), (d)(3)(ii), (d)(3)(iii) and (d)(3)(iv) of Item 1122 of Regulation AB. The activities the Corporation performs with respect to the applicable 1122(d) servicing criteria are listed on the attached Appendix A.

With respect to the Corporation’s obligation to issue a notification to be included in the client’s Form 8-K. Form 10-D and Form 10-K under applicable servicing criterion 1122(d)(3)(i), there were no activities performed during the year ended December 31, 2017, with respect to the Platform, because there were no occurrences of events that would require the Corporation to perform such activities.

Based on such assessment, management believes that, as of and for the year ended December 31, 2017, the Corporation has complied in all material respects with the servicing criteria set forth in Item 1122(d)(2)(ii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122 (d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii) and 1122(d)(3)(iv) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the Platform.

PricewaterhouseCoopers LLP, a registered public accounting firm, has issued an attestation report with respect to management’s assessment of compliance with the applicable servicing criteria as of and for the year ended December 31, 2017.

/s/ Patrick Tadie
Name:	Patrick Tadie
Title:	Group Vice President
ICS Global Capital Markets
Date:	February 27, 2018